Exhibit 99.1

FOR IMMEDIATE RELEASE
March 1, 2011

DALECO RESOURCES ENGAGES
THE MUSSER GROUP

West Chester, Pennsylvania – March 1, 2011 – Daleco Resources Corporation (OTCBB: DLOV), an eco–friendly, natural resource company, announced today the engagement of The Musser Group LLC to advise and consult with the Company. The Musser Group is led by private equity financial veteran Warren V. “Pete” Musser, who will also participate as an equity holder of Daleco.  Mr. Musser, a veteran of the technology and financial industries, has been a leading figure in the business world as both an entrepreneur and chief executive for more than 50 years.  Mr. Musser is best known for his role as Founder and Chairman of Safeguard Scientifics, Inc. (NYSE: SFE).  As the Chairman of the Board and Chief Executive Officer of Safeguard from 1953 until 2001, Mr. Musser facilitated the formation and success of many of today’s top Fortune 500 companies, including QVC, Comcast and Novell as well as others.  Today, Mr. Musser continues to serve as Chairman Emeritus of Safeguard, and brings his extensive venture and private equity expertise to The Musser Group advising companies on strategic venture positioning.

“We are pleased and excited that Mr. Musser and his team at The Musser Group have chosen to partner with Daleco to help us commercialize our minerals holdings and increase shareholder value” said Gary J. Novinskie, President of Daleco Resources.

“The Musser Group is committed to building a long-term, value added relationship with Daleco.  The Company’s substantial holdings of zeolite, a natural occurring, non-hazardous mineral with remediation applications in areas such as the treatment of industrial and sanitary wastewater, the agricultural, mining and petroleum industries, and in the potential treatment of fracture treatment “flow-back” fluid from oil and natural gas extraction operations such as those utilized in the Marcellus Shale Trend, will play a major role in taking the Company to new levels,” said Mr. Musser.

About Daleco Resources Corporation:

Daleco Resources (www.dalecoresources.com) is a natural resource company with operating subsidiaries active in oil and gas operations, industrial minerals, and environmental remediation technology.  The minerals division holds properties located in New Mexico, Texas and Utah. The Company's kaolin (NM) and zeolite (TX) properties have undergone extensive geologic definitions studies. Independent Consultant technical studies on less than 10% of the Company's holdings at each site indicate potentially mineable mineralized materials in quantities in excess of 75 million tons of zeolite in Texas and over 55 million tons of kaolin in New Mexico. The Company has not yet scheduled detailed core-hole studies of its zeolite holdings in Utah. In addition to its mineral holdings, the Company’s minerals division holds a US Patent for the utilization of zeolite and blends involving zeolite for the treatment of contaminated waste materials.

The Company’s oil and gas division has interests in and/or manages producing properties located in Texas, Pennsylvania and West Virginia.

About The Musser Group LLC:

The Musser Group LLC (www.TheMusserGroup.com), based just outside Philadelphia, PA, is a full service Corporate Advisory Services Consulting Group that provides engagement based corporate finance, strategic, and technical consulting services to middle market and small market companies as well as start-up companies located throughout North America and Europe.  The firm provides the type of personalized, confidential and intensive services that the larger, internationally known firms provide to their Fortune 1000 – Global 200 clients but with a hands-on approach.  The Musser Group’s simple philosophy is that, once engaged, there are no clients, just partners.  The Musser Group joins its partners as senior executives to jointly identify, define and execute strategic and financial advisory solutions to quickly generate results.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “Mineralized  Materials”  in this press release  which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from our website, or from the SEC's website at http://www.sec.gov/edgar.shtml ..

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development activities, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Further Information Contact:
Gary J. Novinskie, President
Daleco Resources Corporation
(610) 429-0181